Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 2, 2015, relating to (1) the 2014 and 2013 consolidated financial statements and the retrospective adjustments to the 2012 financial statement disclosures of Media General, Inc. and subsidiaries (the "Company"), (2) the 2014 financial statement schedule of the Company, and (3) the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, VA

November 4, 2015